Exhibit 99.2

The following blog post related to the transaction was made available to VMware employees:

“VMware Announces Intent to Acquire Carbon Black – Accelerating VMware’s Vision for Intrinsic Security”

By Tom Corn, senior vice president and general manager, Security Products, VMware http://www.blogs.vmware.com/security/2019/08/vmware-announces-intent-to-acquire-carbon-black.html

By now you will have seen the announcement of our intent to acquire Carbon Black. This is a major milestone for VMware and for the security industry at large. It is also the culmination of several years of work executing on our vision and strategy for security.

Carbon Black is a pioneer of next generation endpoint security. With over 5,600 customers, and over 500 partners, they are a leader in endpoint detection and response. They have built a smart lightweight agent for a broad set of devices and workload endpoints with big data security analytics that’s built on scalable multi-tenant, cloud-native architecture.

The Current State of Security

VMware believes that security is in dire need of transformation.

It needs to shift from a bolted-on model with thousands of point products, agents and appliances, all focused on different points of infrastructure — to a built-in model where the technology is embedded into the cloud and mobile fabric, and security becomes a distributed service rather than point tools

Cybersecurity needs to shift from a reactive model that focuses on reverse engineering the attacks of yesterday, to a proactive approach that focuses on your applications, and looking at the behavior of everything that touches or composes your applications; workloads, networks, devices and users.

And it needs to shift from a siloed model, where different teams (InfoSec, vAdmins, End User services teams, networking) each have their own tools, policies, data/telemetry and each have their own isolated view of the world — to an aligned model that brings these worlds together. Security is a team sport. And teams need a single version of the truth.

VMware’s overarching strategy is to be the digital foundation for any cloud, any app and any device. We are, in a very real sense, the fabric or operating system of the modern cloud and mobile world. Our security strategy has been to leverage this unique position to enable visibility and context into the applications we are trying to protect, analytics to make sense of that data and understand the behavior of the application on a workload, network, device and from a user perspective then provide flexible enforcement points to lock them down – creating least privilege/zero trust environments.

With technologies like VMware NSX, VMware AppDefense, VMware Secure State and VMware Workspace ONE we have made huge progress executing against that vision. But with Carbon Black we raise the bar to a completely different level.

VMware and Carbon Black

Our journey with Carbon Black is not new. In fact, it started over 2.5 years ago with a deep partnership with our AppDefense team. It was clear from the onset that we held the same beliefs about the problem, we held the same vision for the future, and have the same culture of deep technical innovation. It was also clear that we each solved complementary parts of this puzzle. VMware has the intrinsic position to see all the data, behaviors in context. Carbon Black has the big data security analytics to make sense of all that data. And VMware has the built-in control points to enforce and react. Simply put; We can see it. They can understand it. Together we can act on it.

Carbon Black will be the heart of our intrinsic security platform. It will provide world class solutions for securing user devices, workloads in private and public clouds, and their security cloud will be the heart of our security analytics. And like everything we do, we will enable our partner ecosystem to benefit from these new intrinsic capabilities.

Looking Forward

Together, VMware and Carbon Black, we will breakdown the silos of security. Together we are going to redefine security.

Forward-Looking Statements

This blog post contains forward-looking statements including, among other things, statements regarding the proposed acquisition of Carbon Black by VMware, the strategic advantages of combined offerings associated with the acquisition and potential benefits to VMware and its customers and partners. These forward-looking statements are subject to applicable safe harbor provisions under federal securities laws, such as the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) the risk of litigation and regulatory actions related to the proposed acquisitions; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (10) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.